UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2005

Fulton Bancshares Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	33-85626	25-1598464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Lincoln Way East, McConnellsburg, Pennsylvania		17233
(Address of principal executive offices)		(Zip Code)

(717) 485-3144

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FULTON BANCSHARES CORPORATION
CURRENT REPORT ON FORM 8-K

ITEM 1.01 Entry into a Material Definitive Agreement

The Boards of Directors (“Directors”) of Fulton Bancshares Corporation (“Corporation”) and The Fulton National Bank and Trust Company (“Bank”) entered into a Settlement Agreement and General Release (“Settlement Agreement”) with Mr. Clyde H. Bookheimer which became effective on June 15, 2005 (“Effective Date”).

The terms of the Settlement Agreement are summarized as follows:

1.                                       Termination, Resignation, and Related Terms and Representations.  Mr. Bookheimer’s termination on March 4, 2005 from employment as an officer or employee of the Bank remains in effect.  Mr. Bookheimer will resign as a member of the Boards of Directors and any other officer or employment position he may hold with the Corporation and the Bank, effective June 15, 2005.  Mr. Bookheimer acknowledges his March 4, 2005 separation from employment by the Corporation and the Bank.  Mr. Bookheimer agrees that he shall not challenge the legal validity of that separation.  Mr. Bookheimer agrees not to seek employment with the Corporation or the Bank.

2.                                       Loan Repayments.  The principal balances of a loan to Mr. Bookheimer and two other loans in the aggregate approximate amount of $185,000 are required to be paid in full with interest and other charges as required by the applicable loan documents to the Bank within thirty days of the Effective Date.

3.                                       Ticket Licensing Rights.  Mr. Bookheimer is required to assign Pittsburgh Steelers ticket licensing rights for six seats to the Bank.

4.                                       Bank Position on SERP.  Bank will no longer take the position under the Salary Continuation Agreement known generically as a Supplemental Employee Retirement Plan dated September 1, 1995 and subsequently amended (together, “SERP”) that Mr. Bookheimer’s termination was for cause, thereby allowing Mr. Bookheimer to apply to the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”) for permission to obtain such part of his SERP as the regulators or the courts determine that the Bank must pay.

5.                                       Application for SERP Payments and Related Matters.  Pursuant to the Settlement Agreement, the Bank agrees to allow Mr. Bookheimer to collect some or all of his SERP monies, subject to regulatory approval, as further described below.  The SERP as amended conditionally provides that the Bank pay Mr. Bookheimer approximately $73,000 annually for fifteen years on a pro rata monthly basis.  Thus, the aggregate maximum amount that would be paid on the SERP to Mr. Bookheimer over fifteen years is approximately $1,095,000.  The Bank has previously accrued $861,000 present value as a liability for purposes of paying the SERP over a fifteen year period that has not yet commenced.

If the SERP payments are not approved by the OCC and FDIC, and such regulatory disapproval is not overturned upon judicial review, then Bank agrees to pay Mr. Bookheimer only one year of severance pay at his final annual salary ($140,000), if authorized by the regulators to do so while the Bank is in “troubled institution” status, or after the Bank is no longer in “troubled institution” status with the OCC.  Mr. Bookheimer will not challenge the legal validity of the Bank’s payment under the SERP of the amount determined by the regulators or a final valid court order.

6.                                       Release by Corporation, Bank, and Directors.  The Bank agrees to not file a civil action requesting the return by Mr. Bookheimer of monies paid to him under the Bank’s 401(k) plan or the SERP.  The Directors as individuals and shareholders release Mr. Bookheimer from liability related to his employment with the Corporation and the Bank.

7.                                       Release by Mr. Bookheimer.  Mr. Bookheimer releases the Corporation, Bank, and Directors from any liability related to termination of his employment with the Corporation and the Bank.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As discussed above, pursuant to the terms of the Settlement Agreement, Mr. Bookheimer’s termination on March 4, 2005 from employment as an officer or employee of the Bank remains in effect.  Mr. Bookheimer will resign as a member of the Boards of Directors and any other officer or employment position he may hold with the Corporation and the Bank, effective June 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

FULTON BANCSHARES CORPORATION.

Date: June 20, 2005	By:	/s/ David W. Cathell
Title: Chief Financial Officer